SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 30, 2005

ADAPTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

691 S. Milpitas Boulevard
Milpitas, CA
95035

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 945-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

In connection with the retirement of Mr. Robert N. Stephens as President and Chief Executive Officer of Adaptec, Inc. (the “Company”) and as a member of the Company’s Board of Directors as of May 25, 2005, the Company entered into a separation agreement and general release (the “separation agreement”) with Mr. Stephens.  The separation agreement is effective as of July 8, 2005.

Mr. Stephens’ separation agreement provides that he will receive a total payment of $975,000, which will be paid in twelve monthly installments of $81,250, less legally mandated payroll deductions and withholdings, beginning December 30, 2005.  These payments are conditional on Mr. Stephens not advising, consulting or joining a competitor of the Company through November 30, 2006.  If the conditional requirements are not met, the Company will not be obligated to make further payments.  Mr. Stephens also will receive continuation of his health, vision, dental and employee assistance program benefits through November 30, 2006. Mr. Stephens’ separation agreement also provides for the payment of $40,000, less legally mandated payroll deductions and withholdings, for miscellaneous benefits.  In addition, the vesting for all outstanding options held by Mr. Stephens ceased as of May 25, 2005, and all vested options may be exercised by him through the earlier of the end of the term of a particular option or November 25, 2006. Additionally, if Mr. Stephens relocates to Southern California by May 25, 2006, the Company will pay the brokerage commission and other costs associated with the sale of Mr. Stephens’ home (up to a maximum of 6% of the selling price of the home) and the relocation costs associated with such move.

A copy of Mr. Stephens’ separation agreement is attached as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits

(c)	Exhibits

10.01	Separation agreement and general release for Mr. Robert N. Stephens, effective as of July 8, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTEC, INC.

By:	/s/ Marshall L. Mohr
Marshall L. Mohr
Vice President and Chief Financial Officer
Date: July 6, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.01	Separation agreement and general release of Mr. Robert N. Stephens, effective as of July 8, 2005.